Exhibit 5.1

Stradling Yocca Carlson & Rauth A Professional Corporation 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

April 8, 2022

The Real Good Food Company, Inc.

3 Executive Campus, Suite 155

Cherry Hill, NJ 08002

Re:	Securities Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by the Real Good Food Company, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (as such may be amended or supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission on April 8, 2022 covering the offering of up to 123,397 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) pursuant to The Real Good Food Company, Inc. 2021 Stock Incentive Plan (the “2021 Plan”). The shares of the Class A Common Stock that are being registered pursuant to the Registration Statement are referred to herein as the “Shares.”

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws in the forms filed as Exhibits 4.1 and 4.2 to the Registration Statement, respectively, and (iii) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the 2021 Plan, and the related agreements, will be validly issued, fully paid and non-assessable.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to our firm in the Registration Statement and any amendments thereto. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

This opinion is solely intended for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose without our prior written consent. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.